Exhibit 99.1

Phio Pharmaceuticals Reports Second Quarter 2019

Financial Results and Provides Business Update

MARLBOROUGH, Mass., August 12, 2019 /PRNewswire/ - Phio Pharmaceuticals Corp. (NASDAQ: PHIO), a biotechnology company developing the next generation of immuno-oncology therapeutics based on its proprietary self-delivering RNAi (sd-rxRNA®) therapeutic platform, today reported its financial results for the second quarter ended June 30, 2019, and provided a business update.

“Our focus in 2019 remains on execution of our new development strategy, as we continue to advance and expand our immuno-oncology pipeline,” said Dr. Gerrit Dispersyn, Phio’s President and CEO. “During the first half of the year, we’ve continued to accelerate our R&D efforts and have made significant progress with our lead candidates. We are now are on track to initiate up to three clinical programs in 2020. Our novel sd-rxRNA for silencing PD-1 receptor expression by T cells is approaching the clinic for both ex vivo application to enhance adoptive cell transfer efficiency and for direct local administration into the tumor micro-environment. In parallel, we are advancing our sd-rxRNA compound designed to overcome immune exhaustion and activate T cells and natural killer cells. As we complete clinical translation for these lead assets, we also expect to announce additional pipeline updates in the near future.”

Mid-Year Review

•	Organization: In March 2019, Dr. Dispersyn was appointed as the Company’s President and CEO, and in April 2019, Dr. John A. Barrett joined the Company as Chief Development Officer. With more than 25 years of experience in research and development, most recently at Ziopharm Oncology, Inc., Dr. Barrett has made an immediate and significant positive impact. Under his leadership, the Company is continuing to build its research and development team to accelerate its internal activities.

•	Collaborations: Phio has established a number of strong collaborations with leading academic and corporate institutions. Results from several of these collaborators validate and build upon internal results for PH-762, supporting its progress toward clinical translation. In addition, the Company entered into new collaborations supporting the research and development of sd-rxRNA-based products beyond T-cells, including an agreement with Glycostem Therapeutics BV to support the evaluation of sd-rxRNA in adoptive cell therapy using natural killer (NK) cells.

•	Pipeline Advancements: The Company’s current pipeline products are based on clinically validated targets. Lead product candidate PH-762 is designed to elicit checkpoint blockade by inhibiting PD-1 receptor expression in T cells. Internal data, and data generated by collaborators, showed that silencing mRNA for PD-1 with PH-762 results in enhanced T cell activation and tumor cytotoxicity. Based on these positive preclinical results, Phio is advancing PH-762 for two distinct clinical applications: one for use in adoptive cell transfer of T cells and one for direct administration within the tumor micro-environment. The Company expects to start clinical studies for both of these pipeline products based on PH-762 in 2020.

The Company’s next pipeline product, PH-804, is designed to silence the expression of immune exhaustion target TIGIT by NK cells and T cells resulting in them becoming “weaponized.” To date, Phio has shown that reduction of TIGIT by PH-804 leads to an increase in the cytotoxic capacity of NK cells. The Company plans to enter the clinic with PH-804 in the second half of 2020.

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To further support the development of Phio’s immuno-oncology pipeline, the Company is working to validate and prioritize additional pipeline products focusing on adoptive cell therapy, the tumor micro-environment, as well as direct tumor applications. The Company’s additional pipeline products include sd-rxRNA compounds that impact the PD-1/PD-L1 axis and compounds that otherwise increase immune cell activity, for example by improving cell metabolism (e.g. increased spare respiratory capacity) and by impacting cell differentiation. We expect to advance additional sd-rxRNA candidates into preclinical and clinical development in the second half of 2019.

•	Corporate Developments: The Company entered into a purchase agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”) on August 7, 2019, in which the Company has the right to sell to Lincoln Park up to $10 million in shares of the Company’s common stock, subject to the terms of the agreement. This investment by Lincoln Park is a continuation of its prior investment in the Company. The Company believes that this will provide the Company with access to capital at more favorable terms, as the Company controls the timing and amount of any future sales to Lincoln Park, while also providing Phio with a flexible funding option to advance its immuno-oncology programs into the clinical development phase.

Select Quarterly Financial Results

Cash Position

At June 30, 2019, the Company had cash of $10.8 million as compared with $14.9 million at December 31, 2018. The Company expects its cash to provide funding for at least the next twelve months.

Research and Development Expenses

Research and development expenses for the quarter ended June 30, 2019, were $1.1 million as compared with $1.2 million for the quarter ended June 30, 2018. The decrease was primarily due to a reduction in licensing fees.

General and Administrative Expenses

General and administrative expenses for the quarter ended June 30, 2019, were $0.9 million as compared with $0.8 million for the quarter ended June 30, 2018. The increase was primarily due to an increase in legal fees.

Net Loss

Net loss for the quarter ended June 30, 2019, was $2.0 million or $0.08 per share, compared with $1.9 million or $0.46 per share for the quarter ended June 30, 2018. The increase was primarily due to changes in operating expenses, as discussed above.

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About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (NASDAQ: PHIO) is a biotechnology company developing the next generation of immuno-oncology therapeutics based on its self-delivering RNAi (sd-rxRNA®) therapeutic platform. The Company's efforts are focused on silencing tumor-induced suppression of the immune system through our proprietary sd-rxRNA platform with utility in immune cells and/or the tumor micro-environment. Our goal is to maximize the power of our sd-rxRNA therapeutic compounds by weaponizing immune effector cells to overcome tumor immune escape providing patients with a powerful new treatment option that goes beyond current treatment modalities. For additional information, visit the Company's website, www.phiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. These statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the safety and efficacy of our product candidates, future success of our clinical trials and scientific studies, expected duration of available cash runway, our ability to enter into strategic partnerships and the future success of these strategic partnerships, the availability of funds and resources to pursue our research and development projects and general economic conditions. Our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q include detailed risks under the caption "Risk Factors" that may affect our business, results of operations and financial condition. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release.

Contact

Phio Pharmaceuticals Corp.

ir@phiopharma.com

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PHIO PHARMACEUTICALS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Revenues	$–	$58	$21	$81

Operating expenses:
Research and development	1,146	1,183	2,235	2,544
General and administrative	913	774	1,991	1,675
Total operating expenses	2,059	1,957	4,226	4,219
Operating loss	(2,059)	(1,899)	(4,205)	(4,138)
Total other income (expense), net	24	(2)	51	(2)
Net loss	$(2,035)	$(1,901)	$(4,154)	$(4,140)
Net loss per share: Basic and diluted	$(0.08)	$(0.46)	$(0.19)	$(1.25)
Weighted average shares: Basic and diluted	24,226,517	4,102,423	22,333,495	3,302,885

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PHIO PHARMACEUTICALS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands) (Unaudited)

	June 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash	$10,816	$14,879
Restricted cash	50	50
Prepaid expenses and other current assets	507	221
Total current assets	11,373	15,150
Right of use asset	565	–
Property and equipment, net	152	172
Other assets	18	–
Total assets	$12,108	$15,322

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$736	$550
Accrued expenses	1,098	1,194
Lease liability	102	–
Total current liabilities	1,936	1,744
Lease liability, net of current portion	465	–
Total liabilities	2,401	1,744
Total stockholders' equity	9,707	13,578
Total liabilities and stockholders' equity	$12,108	$15,322

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